Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to Rights Agreement (this “Amendment”), dated as of November 18, 2018 (the “Effective Date”), is by and between Resolute Energy Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”). All capitalized terms used but not defined herein have the meaning given to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are party to the Rights Agreement, dated as of May 17, 2016 (the “Rights Agreement”);

WHEREAS, pursuant to Section 33 of the Rights Agreement, (A) the Board of Directors of the Company (the “Board”) shall have the exclusive power and authority to administer the Rights Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of the Rights Agreement, including the right and power to (i) interpret the provisions of the Rights Agreement and (ii) make all determinations deemed necessary or advisable for the administration of the Rights Agreement (the “Interpretative Authority”) and (B) all such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board in good faith shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties and (y) not subject the Board to any liability to the holders of the Common Shares or the Rights;

WHEREAS, pursuant to the definition of Exempt Acquisition, the Board has the authority to determine, in advance of the completion of an acquisition of Common Shares of the Company and the execution of a definitive agreement related thereto, that the Person acquiring Common Shares of the Company in such acquisition who would otherwise be an “Acquiring Person,” should not be deemed an “Acquiring Person” because the acquisition is in the best interests of the Company’s stockholders;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make provisions with respect to the Rights which the Company may deem necessary or desirable;

WHEREAS, upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment;

WHEREAS, concurrently herewith, the Company will enter into to (i) an Agreement and Plan of Merger by and among Cimarex Energy Co., a Delaware corporation (“Parent”), CR Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), CR Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), and the Company (as it may be amended from time to time, the “Merger Agreement”; and the transactions contemplated thereby, including the Merger and the entry into of each Voting Agreement (as defined in the Merger Agreement), the “Merger Transactions”) and (ii) the other Transaction Agreements (as defined in the Merger Agreement), including the Voting Agreement, contemplated under the Merger Agreement;

WHEREAS, the Board has determined that (A) the execution, delivery, performance and approval of the Merger Agreement and the other Transaction Agreements, and the consummation, announcement, or announcement of the consummation, of the Merger Transactions are in the best interests of the Company and its stockholders and constitute an Exempt Acquisition under the Rights Agreement and consequently, (B) neither the execution, delivery, performance or approval of the Merger Agreement or the other Transaction Agreements, nor the consummation, announcement, or announcement of the consummation, of the Merger Transactions will (i) cause the Rights to become exercisable, (ii) cause Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates or Associates to become an Acquiring Person or a Change of Control Acquiring Person or (iii) give rise to a Shares Acquisition Date or Distribution Date;

WHEREAS, the Company desires to amend the Rights Agreement to (i) give effect to the determinations in the preceding recital and (ii) provide that the Rights will expire in their entirety immediately prior to the Effective Time (as defined in the Merger Agreement) without any payment being made in respect thereof; and

WHEREAS, the Company has delivered a certificate from an appropriate officer of the Company to the Rights Agent that states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendments to the Rights Agreement. As of the Effective Date, the Rights Agreement is amended as follows:

a)	Amendment to Recitals. The second recital of the Rights Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, the Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a “Right”) for each Common Share (as hereinafter defined) of the Company outstanding on May 27, 2016 (the “Record Date”), each Right representing the right to purchase one one-thousandth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date, the Qualifying Expiration Date, the Merger Expiration Date and the Final Expiration Date (as such terms are hereinafter defined); and”

b)	Amendments to Section 1. Section 1 of the Rights Agreement is hereby amended by inserting the following definitions in Section 1:

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated November 18, 2018, by and among Cimarex Energy Co., a Delaware corporation (“Parent”), CR Sub 1 Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent, CR Sub 2 LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, and the Company, as it may be amended from time to time.

“Merger Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

“Transaction Agreements” shall have the meaning set forth in the Merger Agreement.”

c)	Amendment to Section 3(b). Section 3(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(b) On the Record Date, or as soon as practicable thereafter, the Company will (directly, or at the expense of the Company, upon the written request of the Company and after providing all necessary information and documents, through the Rights Agent or the Company’s transfer agent for the Common Shares) make available a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the “Summary of Rights”), to any holder of Rights who may so request from time to time prior to the earliest of the Final Expiration Date, the Merger Expiration Date, or the Redemption Date. With respect to certificates for Common Shares of the Company outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earliest of the Redemption Date, the Early Expiration Date, the Qualifying Offer Expiration Date, the Merger Expiration Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares or the transfer of any Book Entry Common Shares of the Company outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby.”

d)	Amendment to Section 3(c). Section 3(c) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(c) Certificates for Common Shares (or Book Entry Common Shares) which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this paragraph (c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date, the Qualifying Offer Expiration Date, the Merger Expiration Date or the Final Expiration Date shall have impressed on, printed on, written on or otherwise affixed to them a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Resolute Energy Corporation (the

“Company”) and Continental Stock Transfer & Trust Company (the “Rights Agent”), dated as of May 17, 2016, as it may be amended from time to time (the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights (as defined in the Agreement) will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge after receipt of a written request therefor. As set forth in the Rights Agreement, Rights beneficially owned by any Person (as defined in the Rights Agreement) who becomes an Acquiring Person or a Change of Control Acquiring Person (as defined in the Rights Agreement) become null and void and non-transferable.

With respect to any Book Entry Common Shares of the Company, such legend shall be included in the Ownership Statement in respect of such Common Share or in a notice to the record holder of such Common Share in accordance with applicable law. With respect to such certificates containing the foregoing legend, or any notice containing the foregoing legend delivered to holders of Book Entry Common Shares, until the earliest of the Distribution Date, the Redemption Date, the Early Expiration Date, the Qualifying Offer Expiration Date, the Merger Expiration Date or the Final Expiration Date, the Rights associated with the Common Shares of the Company represented by such certificates shall be evidenced by such certificates or such Book Entry Common Shares (including any Ownership Statement) alone, and the surrender for transfer of any such certificate or the transfer of any Book Entry Common Share shall also constitute the transfer of the Rights associated with the Common Shares of the Company represented thereby. In the event that the Company purchases or acquires any Common Shares of the Company after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares of the Company shall be deemed cancelled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares of the Company which are no longer outstanding. Notwithstanding this Section 3(c), the omission of a legend shall not affect the enforceability of any part of this Rights Agreement or the rights of any holder of the Rights.”

e)	Amendment to Section 6. The first sentence of Section 6 of the Rights Agreement is hereby amended and restated in its entirety as follows:

“Subject to the provisions of Section 14 and other applicable provisions hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date, the Merger Expiration Date or the Final Expiration Date, any Right Certificate or Right Certificates (other than Right Certificates representing Rights that have become void pursuant to Sections 7(e) or 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may be transferred, split up, combined or exchanged for another Right Certificate or Right Certificates entitling the registered holder to purchase a like number of one one-thousandths of a Preferred Share as the Right Certificate or Right Certificates surrendered then entitled such holder to purchase.”

f)	Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof properly and duly executed, to the Rights Agent at the Designated Office of the Rights Agent, together with payment of the Purchase Price for each one one-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Merger Expiration Date”), (ii) the Close of Business on May 16, 2019 (the “Final Expiration Date”), (iii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, (v) if Stockholder Approval has not been obtained on or prior to May 16, 2017, the Close of Business on May 16, 2017 (the “Early Expiration Date”) or (vi) the time, which shall not be earlier than the sixty-first (61st) day after the commencement of the Qualifying Offer, at which a Person, together with such Person’s Affiliates and Associates, accepts, pursuant to the Qualifying Offer, for purchase or exchange at the same per share consideration such number of Common Shares of the Company as would represent, following such acceptance for purchase or exchange and together with any Common Shares owned by such offeror(s), more than 50% of the Common Shares of the Company then outstanding on a fully diluted basis (the “Qualifying Offer Expiration Date”). From such time as the Rights are no longer exercisable hereunder, the Rights Agent shall have no further duties, obligations or liabilities hereunder except as expressly stated herein.”

g)	Amendment to add Section 35. The Rights Agreement shall be amended to add a new Section 35 as follows:

“Notwithstanding any provision of this Agreement to the contrary, (a) none of Parent, its Affiliates or its Associates shall be or become an Acquiring Person or a Change of Control Acquiring Person, (b) neither a Shares Acquisition Date nor a Distribution Date shall be deemed to have occurred, (c) none of the events, transactions or rights under Sections 11 or 13 shall be deemed to have occurred, be applicable or be triggered and (d) no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, this Agreement (including, without limitation, Sections 3, 7, 11 or 13 hereof), in the case of each of clauses (a) – (d) by reason or as a consequence of the approval, execution and delivery of the Merger Agreement or the Transaction Agreements (or any amendment thereto) or by reason or as a consequence of the consummation, announcement, or announcement of the consummation, of the Merger Agreement and the transactions contemplated thereby or the Transaction Agreements (or any amendment thereto) and the transactions contemplated thereby.”

Section 2. Additional Agreements and Acknowledgements. As of the Effective Date, the Board has determined that, pursuant to its Interpretative Authority under Section 33 of the Rights Agreement and the definition of Exempt Acquisition, (A) the execution, delivery, performance and approval of the Merger Agreement and the other Transaction Agreements (as defined in the Merger Agreement), and the consummation, announcement, or announcement of the consummation, of the Merger Transactions are in the best interests of the Company and its stockholders and constitute an Exempt Acquisition under the Rights Agreement, and consequently, and (B) neither the execution, delivery, performance or approval of the Merger Agreement or the other Transaction Agreements, nor the consummation, announcement, or announcement of the consummation, of the Merger Transactions will (i) cause the Rights to become exercisable, (ii) cause Parent, Merger Sub 1, Merger Sub 2 or any of their Affiliates or Associates to become an Acquiring Person or a Change of Control Acquiring Person or (iii) give rise to a Shares Acquisition Date or Distribution Date.

Section 3. Miscellaneous.

a)

Rights Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, the Rights Agreement shall remain in full force and effect. Except as expressly set forth herein, this Amendment shall not be deemed to be a waiver, amendment or modification of any provisions of the Rights Agreement or any right, power or remedy of the Rights Agent, or constitute a waiver of any provision of the Rights Agreement, or any other document, instrument and/or agreement executed or delivered in connection therewith. The parties hereto agree to be bound by the terms and conditions of the Rights Agreement as amended by this Amendment, as though such terms and conditions were set forth herein. Each reference in the Rights Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Rights Agreement as amended by this Amendment, and each reference herein to the “Rights Agreement” shall mean and be a reference to the Rights Agreement as amended and modified by this Amendment.

b)

Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

c)

Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

d)

Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

e)

Entire Agreement. This Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof.

f)

Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the Effective Date.

RESOLUTE ENERGY CORPORATION

By:	/s/ Michael N. Stefanoudakis
Name:	Michael N. Stefanoudakis
Title:	Executive Vice President, Corporate Development/ Strategy, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Henry Farrell
Name:	Henry Farrell
Title:	Vice President

[Signature Page to Amendment to Rights Agreement]